Exhibit 10.1

Advance America, Cash Advance Centers, Inc.

Non-Employee Directors — Compensatory Arrangements and Stock Ownership Guidelines

A.            Compensatory Arrangements

The following compensatory arrangements for directors of Advance America, Cash Advance Centers, Inc. (the “Company”) shall become effective on January 1, 2011.  For purposes of these arrangements, the term “non-employee director” shall mean any director, other than the Chairman of the Board, who is not a full-time employee of the Company.

As of January 1, 2011, each non-employee director shall be entitled to the following:

1.               An annual cash retainer(1) of $60,000 for Board service.

2.               An annual equity grant of $25,000 of the Company’s common stock (“Annual Equity Grant”) (2) to be issued upon election to the Company’s Board of Directors at any annual meeting of stockholders.

3.               An annual cash retainer(1) for Board committee service as follows:

Position	Amount

Chair of the Audit Committee	$24,000
Other Members of the Audit Committee	$12,000
Chair of the Compensation Committee	$20,000
Other Members of the Compensation Committee	$10,000
Chair of the Industry Relations Committee	$20,000
Other Members of the Industry Relations Committee	$10,000
Chair of the Nominating and Corporate Governance Committee	$10,000
Other Members of the Nominating and Corporate Governance Committee	$5,000

4.               For each non-employee director who first joins the Board on or after January 1, 2011, an initial grant of $30,000 of the Company’s common stock (“Initial Equity Grant”), effective as of the date on which such non-employee director first joins the Board.(3)

5.               $1,000 per meeting for each meeting of a special committee authorized by the Company’s Board of Directors.

(1)

All cash retainer fees shall be paid quarterly in advance at the beginning of each quarter. Non-employee directors may voluntarily elect to be paid all or a portion of Board/Committee retainers in the Company’s common stock, in which case the number of shares to be issued will be based upon the closing price of the Company’s common stock on the New York Stock Exchange (or other applicable exchange or quotation system) on the last day of the applicable quarter, or the next trading day if the Company’s common stock is not traded on the last date of the quarter; provided, however, that the Company will not issue fractional shares. Shares of common stock issued in lieu of cash retainers will be issued in the month immediately succeeding the end of the quarter. Example: If the non-employee director elects to receive $22,000 in quarterly retainers in the Company’s common stock and the closing price of the Company’s common stock on the last day of the quarter is $7.00 per share, the non-employee director would receive 3,142 shares of the Company’s common stock ($22,000 divided by $7.00 per share = 3,142.86 shares, with any and all fractional shares disregarded).

(2)

The Annual Equity Grant shall vest immediately upon issuance and shall be issued to each non-employee director who is elected to the Board at any annual meeting of the Company’s stockholders held after January 1, 2011. The number of shares to be issued shall be based upon the closing price of the Company’s common stock on the New York Stock Exchange (or other applicable exchange or quotation system) on the date of each annual meeting stockholder meeting (the “Meeting Date”), or the next trading day if the Company’s common stock is not traded on the Meeting Date; provided, however, that the Company will not issue fractional shares. See Example in footnote 1.

(3)

The Initial Equity Grant shall vest over three equal annual installments beginning on the first anniversary of the date of grant. The number of shares to be issued shall be based upon the closing price of the Company’s common stock on the New York Stock Exchange (or other applicable exchange or quotation system) on the date of the non-employee’s initial appointment or election to the Board (the “Appointment Date”), or the next trading day if the Company’s common stock is not traded on the Appointment Date; provided, however, that the Company will not issue fractional shares of the Company’s common stock. See Example in footnote 1.

B.            Stock Ownership Guidelines

1.               Guidelines.  The Board of Directors believes that non-employee directors should own and hold common stock of the Company to further align their interests and actions with the interests of the Company’s stockholders.  Under the Company’s Stock Ownership Guidelines, non-employee directors will be required to own at least 30,000 shares or $100,000 worth of the Company’s common stock effective as of the later of: (i) December 31, 2015; or (ii) the end of the fifth full year after the non-employee director was first elected or appointed to the Company’s Board of Directors.  In the case of a stock split, reverse stock split, stock dividend or other similar change in the Company’s capitalization, the Nominating and Corporate Governance Committee will evaluate whether to adjust the Stock Ownership Guidelines.

2.               Eligible Stock.  Stock that counts toward the satisfaction of these Stock Ownership Guidelines includes: (i) stock acquired pursuant to the Company’s 2004 Omnibus Equity Plan; (ii) stock purchased in an open market or private transaction; and (iii) stock beneficially owned in a trust, by a spouse and/or minor children.

3.               Exceptions.  There may be instances where these Stock Ownership Guidelines would place a severe hardship on a non-employee director.  In such instances, the Nominating and Corporate Governance Committee will make the final decision as to developing an alternative stock ownership guideline for the non-employee director that reflects both the intention of these Stock Ownership Guidelines and the personal circumstances of the non-employee director.